Exhibit 1

Group Secretariat

Level 20, 275 Kent Street

Sydney NSW 2000 Australia

Telephone: (02) 8253 0390

Facsimile: (02) 8253 1215

thartin@westpac.com.au

28 August 2013

Company Announcements

ASX Limited

20 Bridge Street

SYDNEY NSW 2000

Westpac announces redemption of 2003 Trust Preferred Securities

Westpac Banking Corporation has today advised that notice has been given that all outstanding Trust Preferred Securities (USD750 million) of Westpac Capital Trust III, CUSIP numbers 96122BAA4 and U96121AA3 (TPS 2003), will be redeemed on 30 September 2013.

The redemption price will be US$1,000 per TPS 2003, plus $29.0950 per TPS 2003 for unpaid distributions up to the redemption date.  The redemption price and the final distribution will be payable on 30 September 2013.

Based on the reported capital ratios in Westpac’s 30 June 2013 Pillar 3 Report, the redemption of TPS 2003 would have reduced Additional Tier 1 Capital by A$1,137 million, or the ratio by approximately 37 basis points. Allowing for this redemption, Westpac remains well capitalised under APRA’s Basel III standards.

Yours sincerely

Tim Hartin
Group Company Secretary

Westpac Banking Corporation